OREN LITWIN LLC
712 H STREET NE SUITE 1780
WASHINGTON, DC 20002
Member of D.C. Bar

Biointra, Corp.
1041 N Dupont Hwy 1029
Dover, DE 19901

27 February 2026

Re: Biointra, Corp. (the "**Company**") registration statement on SEC Form 10 pursuant to section 12(b) of the Securities Exchange Act of 1934 (the "**Registration Statement**")

Ladies and Gentlemen:

We have acted as special counsel to the Company, a corporation incorporated under the laws of the State of Delaware, in connection with the filing of the Registration Statement under the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"), with the Securities and Exchange Commission relating to the proposed listing by the Company on the NASDAQ (the "**Listing**") of the class A common shares of the Company, par value $0.000001 per share (the "**Shares**").

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Company's:

- Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on May 10, 2024;
- Bylaws of the Company as amended, in the form to be filed with the Securities and Exchange Commission;
- Certain Written Consents to Action Without Meeting of the Board of Directors of the Company dated June 18, 2024, and May 6, 2025; and
- Such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects. As to all questions of fact material to this opinion, we have relied solely upon the above-referenced certificates or comparable documents and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

OREN LITWIN LLC
712 H STREET NE SUITE 1780
WASHINGTON, DC 20002
Member of D.C. Bar.

1. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.
2. The Shares being registered pursuant to the Registration Statement have been duly authorized.
3. When delivered in accordance with the terms described in the Registration Statement, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" or similar in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

Oren Litwin

W: orenlitwinlaw.com
C: (562) 572-4890
M: oren@orenlitwinlaw.com